Exhibit 99.1

Leadis Technology comments on results for fourth quarter 2004 and expectations for fiscal year 2005

SUNNYVALE, California – January 10, 2005 – Leadis Technology, Inc. (Nasdaq: LDIS), a leading mixed-signal semiconductor developer of display driver ICs for small panel color displays, today announced expected results for the fourth quarter of 2004, ended December 31, 2004, and expectations for fiscal year 2005. The company expects to report revenue for the fourth quarter in the range of $33 - $34 million, in line with the guidance provided at the third quarter earnings call. Net income for the fourth quarter of 2004, on a fully diluted GAAP basis, will be in the range of $0.05 - $0.07 per share and $0.08 - $0.10 on a pro-forma basis. Leadis reports net income and basic and diluted net income per share in accordance with GAAP and additionally on a non-GAAP, or pro-forma, basis. Pro-forma results, where applicable, exclude the effect of amortization of stock-based compensation. The company will hold an earnings call on Thursday, January 27 at 2 p.m. Pacific Time to discuss its fourth quarter 2004 earnings and provide additional guidance.

With regard to fiscal year 2005, the company has indicated that it is not comfortable with the First Call estimates of its revenues for the first quarter. Taking into account normal seasonality patterns for the first quarter where revenues are typically lower sequentially from the prior quarter, the company expects to report revenue in the range of $10 - $15 million in the first quarter of 2005. The decrease in expected revenue as compared to First Call estimates for the first quarter can be attributed to several key factors:

•	Color STN driver transition. The decrease in revenue from 4K color STN products is not immediately expected to be offset by a corresponding increase in adoption and sales of the newer 65K color STN products. Based on current customer activity, the company expects increased volume shipments of 65K color STN products in the second half of 2005;

•	Market adoption of TFT drivers. The company does not presently have TFT products in volume production, but expects to begin volume shipments in the first half of 2005;

•	Continued slow OLED driver demand. Demand for OLED drivers that declined significantly for mobile handsets in the fourth quarter continues to be weak. However, utilization of OLED technology in other applications is expected to grow in 2005; and

•	Selling price erosion. Price pressures in the handset market continue to cause price declines faster than normal levels. The company is hopeful that prices will resume their normal decline levels in the near future.

Fiscal 2004 and 2005 Results

The company indicated that revenue for the 2004 fiscal year will be approximately $150 million as guided at the last earnings call.

While it is too early to forecast results for fiscal year 2005, there are several factors that the company believes will result in a strong second half performance:

•	Next generation products. Current customer activity and acceptance of our announced TFT and 65K color STN products, as well as other products in development, is expected to result in increased volume shipments to customers transitioning to our newer generation products;

•	Customer diversification and penetration. Increase to our existing Tier 1 customer base in the 1st half of fiscal 2005, continued penetration of our top tier customer base and an increase in the number of geographically diverse Tier 2 customers is expected to result in increased volume shipments;

•	New markets. Current design activity should result in product acceptance and sales of OLED products into new applications other than handsets, such as MP3 players; and

•	Strong mobile handset market. The handset market remains strong and should continue to experience unit growth in 2005.

Conference Call Today

Leadis Technology will hold a conference call discussion of this pre-announcement today, Monday, January 10, 2005 at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time).

To listen to the call, dial (800) 289-0569 approximately ten minutes before the start of the call. A taped replay will be made available approximately two hours after the conclusion of the call and will remain available for two days. To access the replay, dial (888) 203-1112. The confirmation code is 4841881.

A live webcast of the call will be available on the investor relations section of the company’s web site, http://ir.leadis.com. An archived webcast of the call will remain until the next earnings call.

IR Contact:

Sunil Mehta

(408) 387-8816

ir@leadis.com

About Leadis Technology, Inc.

Leadis Technology, Inc., headquartered in Sunnyvale, California, designs, develops and markets mixed-signal semiconductors that enable and enhance the features and capabilities of small panel displays, focusing on the mobile handset market. Leadis’ core products are color display drivers which are critical components of displays used in mobile consumer electronic devices. For more information, visit www.leadis.com.

Cautionary Language

This press release regarding expected financial results for the quarter ended December 31, 2004 and expectations for fiscal year 2005 contains forward-looking statements based on current Leadis Technology expectations. The words “expect,” “will,” “should,” “would,” “anticipate,” “project,” “outlook,” “believe,” “intend,” and similar phrases as they relate to future events are intended to identify such forward-looking statements. These forward-looking statements reflect the current views and assumptions of Leadis Technology but are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. Among the factors that could cause actual results to differ materially from those in the forward-looking statements are the following: risks that Leadis may not be able to maintain its current revenue growth rate or gross margin levels; risks that one or more of the company’s concentrated group of customers may reduce demand or price for the company’s products or a particular product; dependence on a limited number of products; risks that the company’s products may not be accepted for new applications in markets other than the mobile handset market; risks that the company may not gain new customers as quickly as expected; quarterly fluctuations in revenue and operating results due to seasonal fluctuations in demand for consumer electronic devices; risks that Leadis’ new products may not be able to be completed in a timely fashion or gain market acceptance; the semiconductor industry’s cyclical nature; and other factors. For a discussion of these and other factors that could impact Leadis’ financial results and cause actual results to differ materially from those in the forward-looking statements, please refer to Leadis’ final prospectus filed with the SEC on June 16, 2004, in the sections titled Risk Factors and Special Note Regarding Forward-Looking Statements, which is available at www.leadis.com, and in Leadis’ Form 10-Q for the quarter ended September 30, 2004. (LDISG)